Exhibit 10.1

June 18, 2020

Donna M. Titzman

4215 Chisos Lane

San Antonio, Texas, 78261

Dear Donna:

By mutual agreement and in connection with your retirement from the Company and our desire to ensure an orderly transition, this letter (“Letter”) outlines the terms relating to your transition.

1.    Succession and Transition

(a)     In connection with your retirement and the Chief Financial Officer succession process, you will continue to serve as the Chief Financial Officer of the Company until July 15, 2020 (the “Succession Date”) and will continue your employment until August 1, 2020 (the “Retirement Date”), and upon the Retirement Date, your employment with the Company will terminate. From the date hereof through the Succession Date, in addition to your customary duties and responsibilities, you will cooperate with the succession and transition process as reasonably requested in order to ensure a smooth transition. Following the Succession Date through the Retirement Date, you will be available as reasonably requested by the Company to assist with transition matters.

(b)    In reliance upon Section 2(b) of this Letter, this Letter shall serve as the Company’s acceptance of your resignation as an officer of the Company and as an officer, employee, manager and director of, and any similar position you hold with, any of the Company’s subsidiaries or affiliates, effective on the Succession Date, and as an employee of the Company effective on the Retirement Date.

2.    Compensation

(a)    During the period from the date hereof through the Retirement Date, you will continue to be eligible to receive compensation and benefits on the same basis as provided to you prior to the date hereof.

(b)    Upon the Retirement Date, provided only that you have executed and have not revoked the Supplemental Release (as defined in Exhibit 1 to the Separation Agreement and Release (“Separation Agreement”) attached hereto as Exhibit A), you will be entitled to receive the payments provided in Section 1 of the Separation Agreement.

This Letter, including Exhibit A, represents our entire understanding with respect to the matters set forth herein and supersedes all prior oral or written agreements or understandings with respect thereto, and will be construed and enforced pursuant to the laws of the State of Texas, without regard to the conflict of law provisions of any state which would provide for the application of the laws of any state other than the State of Texas.

If you agree that this Letter, including Exhibit A, accurately represents our understanding, please sign and return this Letter, which will become a binding agreement on our receipt.

Very truly yours,

VALERO ENERGY CORPORATION

By:	/s/ Julia Rendon Reinhart
Julia Rendon Reinhart
SVP Human Resources & Administration

Accepted and agreed:

/s/ Donna M. Titzman
Donna M. Titzman

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made this 18th day of June 2020 by and between Donna Titzman (“Employee”) and Valero Energy Corporation (“Valero” or the “Company”). Employee and Valero, intending to be legally bound, agree as follows:

1.	SEVERANCE PAY

The Company agrees to employ Employee as the Chief Financial Officer of the Company until July 15, 2020 (the “Succession Date”) and to continue Employee’s employment until August 1, 2020 (the “Retirement Date”). Employee agrees her employment with the Company will terminate on the Retirement Date. From the date this Agreement is executed through the Retirement Date (the “Succession Period”), the Company agrees to maintain the rate of pay applicable to Employee as were in effect as of June 15, 2020.

Provided Employee signs the supplemental release that is attached as Exhibit 1 to this Agreement (“Supplemental Release”) after the Retirement Date and does not revoke within seven (7) days of signing the Supplemental Release, the Company agrees to pay Employee $5,087,320.00, less applicable wage withholding. The Company agrees to make such payment to Employee in one (1) lump sum within fifteen (15) days after the Supplemental Release becomes effective.

2.	RELEASE OF CLAIMS

Except as otherwise provided herein, Employee hereby releases and discharges Valero and each of its past, present, and future parent, subsidiary, or otherwise affiliated companies (including, but not limited to Valero Services, Inc.) successors, and assigns, and all of its and their past, present, and future officers, directors, agents, administrators, trustees, insurers, successors, employees, fiduciaries, and employee benefit plans (collectively the “Valero Releasees”) from any and all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature, and character, whether known or unknown, that Employee may now have or have ever had up to and including the date this Agreement was executed.

This release includes, without limitation, claims arising under any of the federal or state statutes referenced below, any other federal, state, or local law, or any regulation; all claims at common law; all entitlement to damages, wages, expenses, attorneys’ fees, or relief of any kind (whether sought by me or an agency on my behalf); and all claims concerning the terms and conditions of Employee’s employment with Valero and its affiliated companies, concerning anything that happened to Employee or that arose while Employee was an employee of Valero or its affiliated companies, or concerning the termination of Employee’s employment with Valero or its affiliated companies.

This release also includes, without limitation, contract claims (whether express or implied), tort claims, claims for wrongful discharge, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Act of 1866; the Equal Pay Act; the Pay Transparency Act; the Family Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008; the Lilly Ledbetter Fair Pay Act of

2009; the Americans With Disabilities Act, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act, as amended; the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act (except any claims arising after the date Employee executes this Agreement); the retaliation provisions of the Texas Workers’ Compensation Act; Section 21.001 et seq. of the Texas Labor Code, claims for attorney’s fees, litigation expenses and/or costs; and any other claim arising under similar state, federal or local law.

Notwithstanding anything to the contrary herein, this Agreement does not supersede, replace, amend or waive any rights or claims or causes of action Employee may have under any insurance policy or coverage or any agreement of indemnity, defense, or fee or cost advancement arising from or related in any way to Employee’s service as an officer, director, manager, or employee of Valero or any Valero Releasee.

In addition, and notwithstanding anything to the contrary herein, this Agreement does not supersede, amend or waive any rights or claims or causes of action Employee may have under any retirement plan, including without limitation the Valero Energy Corporation Pension Plan, Supplemental Executive Retirement Plan, health or dental plan, any Restricted Stock Agreement, the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan, or any rights Employee may have as a Valero shareholder.

3.	TAXES

Employee and Valero agree to be responsible for all withholding, reporting, and income tax payments for which they are responsible in respect to the consideration paid under this Agreement, including those taxes imposed by federal, state, county, and municipal jurisdictions. Consistent with the forgoing, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

4.	RETIREMENT

Employee acknowledges that, by executing this agreement, Employee is effectively resigning from the Company and all positions as an officer or director with the Company. The Company represents and agrees that Employee, by meeting the criteria for retirement under the Valero Energy Corporation Pension Plan upon her Retirement Date, will be considered a retiree of the Company for purposes of (a) the Company-sponsored retirement and health and welfare plans, subject to the terms and conditions of the relevant plans as they may be amended from time to time, (b) the outstanding stock options held by Employee, which will remain outstanding and exercisable in accordance with the terms of the applicable incentive plans and award agreements, and (c) the outstanding restricted stock awards held by Employee (which were previously taxed), which awards will vest in full on the Retirement Date in accordance with the terms of the applicable incentive plans and award agreements. Employee acknowledges that

Employee is not eligible for retirement treatment with respect to Employee’s outstanding Performance Shares, which will be forfeited on the Retirement Date.

5.	NONADMISSION OF LIABILITY

Neither the payment of any Consideration nor any agreements made or referenced in this Agreement are to be understood as an admission of wrongdoing or liability by the Company.

6.	COOPERATION WITH THE COMPANY

Employee agrees to cooperate with the Company and its representatives, as reasonably requested by the Company, by responding to questions, attending meetings, depositions, administrative proceedings and court hearings, executing documents and cooperating with the Company and its legal counsel with respect to business issues and/or claims and litigation of which Employee has personal or corporate knowledge as long as such cooperation does not unreasonably interfere with Employee’s responsibility with or to a subsequent employer. It shall be the sole responsibility of the Company, or its representative, to identify and request of me the specific tasks, meetings, communications or involvement in similar activities for which the Company seeks Employee’s cooperation. Employee is not authorized to unilaterally undertake such activities without request by the Company or its representative, and is, in fact, expressly prohibited from doing so. Employee agrees to communicate with any party adverse to the Company, or with a representative, agent or legal counsel for any such party, concerning any such pending or future claims or litigation or administrative hearing solely through legal counsel for the Company. The Company also agrees to pay all my reasonable expenses incurred at the Company’s request while providing assistance to the Company in connection with the terms of this Section. The payments to be made to me under this Agreement are in part in consideration for Employee’s agreement to provide occasional, de minimis cooperation with the Company in connection with the requirements set forth herein. In the event that Employee’s cooperation is requested for more than a de minimis time commitment, the Company will compensate Employee for the time she reasonably and actually spends at the Company’s request at a rate equal to $370/hour. In the event that Employee reasonably deems it in her interest to retain personal legal counsel in conjunction with a legal matter about which the Company seeks her cooperation, the Company agrees to pay for the reasonable fees incurred by Employee in connection with such representation.

7.	CONFIDENTIALITY AND NON-DISPARAGEMENT

Employee understands this Agreement is confidential, and agrees she has not, may not, and will not disclose the existence or terms of this Agreement (including any amounts paid in consideration of this Agreement) to any third party, except that Employee may disclose the terms of this Agreement to Employee’s spouse, personal attorney, accountant, wealth management advisor, and tax advisor, provided Employee instructs such person that the information is confidential and not to be disclosed.

Employee and the Company agree not to, directly or indirectly, engage in communications or conduct that disparages the other (including disparagement by Employee of the Company’s officers, directors, representatives, or employees to the extent that such statement refers to such individual’s work for or association with the Company). Employee and the Company further agree not to make any negative statements about the business, products, employees, work performance or employment/compensation /benefit practices of the other. Nothing in this Agreement shall be construed to prevent Employee from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or other federal, state or local agency, or from participating in any manner in an investigation or proceeding with the Equal Employment Opportunity Commission or other federal, state or local agency, although Employee agrees that Employee is not entitled to recover any damages, costs, fees or other personal relief from the Company in any such proceeding.

Further, Employee understands nothing in this Agreement prohibits Employee from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures.

8.	PROPRIETARY INFORMATION AND TRADE SECRETS

Employee agrees that as an employee of the Company, Employee had access to and may have become informed of confidential, proprietary, and trade secret information of the Company. Employee agrees to keep in strict confidence and not directly or indirectly disclose or use any confidential, proprietary, or trade secret information of the Company unless required by law or court order.

9.	RETURN OF COMPANY MATERIALS

As of my Retirement Date, Employee will have returned all Company property (keys, credit cards, identifications, computers, etc.) and information, including manuals or other materials created by the Company, any related company or entity, or any customer, which directly or indirectly relates to the business of the Company.

10.	CONSULTATION WITH AN ATTORNEY; UNDERSTANDING OF AGREEMENT

NOTICE: COMPANY HEREBY ADVISES EMPLOYEE, IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

I have been advised to consult with an attorney prior to executing this Agreement. In signing this Agreement, I have relied on my own judgment and/or the advice of my attorney, and not on any statement or representation of the Company. I understand the terms and conditions of this Agreement, agree to abide by it, and voluntarily execute it without any reservation. I understand this Agreement is a full and final release of any and all claims that I may have against the Company, outlined in the Section 3 above.

11.	NON-ASSIGNMENT

I represent I have not assigned, pledged, sold, transferred, or otherwise conveyed any right, claim, or interest that I may have in any matters released herein.

12.	ARBITRATION AND GOVERNING LAW

I agree and understand that any disputes arising out of this Agreement shall be resolved using the Company’s Dialogue Dispute Resolution Program (“Dialogue”), which includes binding arbitration.

The validity, construction, interpretation, and administration of this Agreement shall be controlled and governed by the substantive laws of the State of Texas.

13.	SEVERABILITY

I agree that if any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction or by an arbitrator in a proceeding under Dialogue, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the parties’ intention as set forth in this Agreement to the extent permissible. All remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

14.	CODE SECTION 409A

This Agreement is intended to comply, and shall be administered consistently in all respects, with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and any regulations and additional guidance promulgated thereunder, to the extent applicable. In this connection, Valero shall have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code Section 409A (provided that Valero shall choose the action that best preserves the value of the payments and benefits provided to me under this Agreement that is consistent with Code Section 409A), and the parties agree that this Agreement shall be interpreted in a manner that is consistent with Code Section 409A. In furtherance, but not in limitation of the foregoing: (a) in no event may I designate, directly or indirectly, the calendar year of any payment to be made hereunder; (b) as I am a “specified employee” within the meaning of Code Section 409A, payments which constitute a “deferral of compensation” under Code Section 409A and which would otherwise become due during the first six (6) months following my separation of employment shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the Retirement Date, provided that the above delay shall not apply to any payment that is excepted from coverage by Code Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4); (c) notwithstanding any other provision of this Agreement, my termination, resignation or retirement of my employment hereunder, shall mean, and be interpreted consistent with, a “separation from service” within the meaning of Code Section 409A, and “Retirement Date”, or similar terms, for purposes of determining the date that any payment or benefit is required to be provided hereunder, shall be deemed to mean the date of my separation from service within the meaning of Code Section 409A; and (d) with respect to any reimbursement of fees and expenses, or similar payments, including gross-up payments, or any in-kind benefits, the following shall apply: (i) the amount of expenses eligible for reimbursement hereunder, or in-kind benefits to which I am entitled hereunder, in any particular year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other year; (ii) the right to reimbursement of expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit; and (iii) the reimbursement of an eligible expense or a payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the payment was remitted, as the case may be.

15.	ENTIRE AGREEMENT

Employee agrees this Agreement constitutes the entire agreement, covenant, and consideration with the Company related to the subject matter. By way of clarification and not limitation, and notwithstanding anything to the contrary herein, this Agreement does not supersede, replace, amend or waive any rights or claims or causes of action Employee may have under any insurance policy or coverage or any agreement of indemnity, defense, or fee or cost advancement arising from or related in any way to Employee’s service as an officer, director, manager, or employee of Valero or any Valero Releasee. In addition, and notwithstanding anything to the contrary herein, this Agreement does not supersede, amend or waive any rights Employee may have under any retirement plan, including without limitation the Valero Energy Corporation Pension Plan, health or dental plan, any Restricted Stock Agreement, the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan, the Valero Energy Corporation Supplemental Executive Retirement Plan, or any rights Employee may have as a Valero shareholder. Employee has not relied upon any other consideration, covenant, promise, or agreement not contained in this document.

16.	ACCEPTANCE OF THE AGREEMENT

Employee understands she may take up to twenty-one (21) days following the date of her receipt of this Agreement, to decide whether to accept it. Employee may accept this Agreement within the twenty-one (21) day period by signing the Agreement, but is not required to do so. Employee further understands that if Employee fails to deliver an original executed copy of this Agreement to:

Valero

Human Resources

Attn: Julia Reinhart

One Valero Way

San Antonio, Texas, 78249

within this twenty-one (21) day period, the Agreement will not be considered or accepted by the Company and Employee will not be entitled to the Consideration set forth in Section 1.

17.	REVOCATION OF THE AGREEMENT

Employee understands Employee may revoke this Agreement within seven (7) days following the date Employee executes it by delivering a written notice of revocation to Julia Reinhart prior to the expiration of such seven (7) day revocation period. Employee further understands that this Agreement shall not become effective or enforceable until that revocation period expires without revocation. If, after the seven (7) day revocation period, Employee has not revoked the Agreement, Employee understands the Agreement will be effective and enforceable on the eighth (8th) day after this Agreement is signed (“Effective Date”).

[Remainder of page left intentionally blank]

EXECUTED on the 18th day of June, 2020

By	/s/ Donna M. Titzman
Donna Titzman

THE STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

BEFORE ME, the undersigned authority, on this day personally appeared Donna M. Titzman known by me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

SUBSCRIBED AND SWORN TO before me on June 18, 2020.

(SEAL)

/s/ Sandy Trevizo
Notary Public in and for
The State of Texas

Sandy Trevizo
Printed Name of Notary

My Commission Expires: 9-19-21

ACCEPTED on the 18th day of June, 2020.

By	/s/ Julia Rendon Reinhart
Julia Rendon Reinhart
SVP HR and Administration
Valero

EXHIBIT 1

SUPPLEMENTAL RELEASE OF CLAIMS

This Supplemental Release of Claims is executed on this      day of August, 2020 in consideration of and in conjunction with that certain Separation Agreement and Release (“Separation Agreement”) by and between Donna Titzman (“Employee”) and Valero Energy Corporation (“Valero” or the “Company”). Employee, for good and valuable consideration and intending to be legally bound, agrees as follows:

This release of claims is executed after the Retirement Date (as defined in the Separation Agreement).

Except as otherwise provided herein, Employee hereby releases and discharges Valero and each of its past, present, and future parent, subsidiary, or otherwise affiliated companies (including, but not limited to Valero Services, Inc.) successors, and assigns, and all of its and their past, present, and future officers, directors, agents, administrators, trustees, insurers, successors, employees, fiduciaries, and employee benefit plans (collectively the “Valero Releases”) from any and all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature, and character, whether known or unknown, that Employee may now have or have ever had up to and including the Retirement Date (as defined in the Separation Agreement).

This release includes, without limitation, claims arising under any of the federal or state statutes referenced below, any other federal, state, or local law, or any regulation; all claims at common law; all entitlement to damages, wages, expenses, attorneys’ fees, or relief of any kind (whether sought by me or an agency on my behalf); and all claims concerning the terms and conditions of Employee’s employment with Valero or its affiliated entities, concerning anything that happened to Employee or that arose while Employee was an employee of Valero, or any of its affiliated entities concerning the termination of Employee’s employment with Valero or any of its affiliated entities.

This release also includes, without limitation, contract claims (whether express or implied), tort claims, claims for wrongful discharge, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Act of 1866; the Equal Pay Act; the Pay Transparency Act; the Family Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008; the Lilly Ledbetter Fair Pay Act of 2009; the Americans With Disabilities Act, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act, as amended; the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act (except any claims arising after the date Employee executes this Agreement); the retaliation provisions of the Texas Workers’ Compensation Act; Section 21.001 et seq. of the Texas Labor Code, claims for attorney’s fees, litigation expenses and/or costs; and any other claim arising under similar state, federal or local law.

Notwithstanding anything to the contrary herein, this Agreement does not supersede, replace, amend or waive any rights or claims or causes of action Employee may have under any insurance policy or coverage or any agreement of indemnity, defense, or fee or cost advancement arising from or related in any way to Employee’s service as an officer, director, manager, or employee of Valero or any Valero Releasee.

In addition, and notwithstanding anything to the contrary herein, this Agreement does not supersede, amend or waive any rights or claims or causes of action Employee may have under any retirement plan, including without limitation the Valero Energy Corporation Pension Plan, the Valero Energy Corporation Supplemental Executive Retirement Plan, health or dental plan, any Restricted Stock Agreement, the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan, or any rights Employee may have as a Valero shareholder.

Employee understands she may take up to twenty-one (21) days following the Retirement Date, to decide whether to accept it. Employee may accept this Agreement within the twenty-one (21) day period by signing the Agreement, but is not required to do so. Employee further understands that if Employee fails to deliver an original executed copy of this Agreement to:

Valero

Human Resources

Attn: Julia Reinhart

One Valero Way

San Antonio, Texas, 78249

within this twenty-one (21) day period, the Agreement will not be considered or accepted by the Company and Employee will not be entitled to the Consideration set forth in Section 1.

18.	REVOCATION OF THE AGREEMENT

Employee understands Employee may revoke this Agreement within seven (7) days following the date Employee executes it by delivering a written notice of revocation to Julia Reinhart prior to the expiration of such seven (7) day revocation period. Employee further understands that this Agreement shall not become effective or enforceable until that revocation period expires without revocation. If, after the seven (7) day revocation period, Employee has not revoked the Agreement, Employee understands the Agreement will be effective and enforceable on the eighth (8th) day after this Agreement is signed (“Effective Date”).

EXECUTED on the      day of                         , 2020

By
Donna Titzman

THE STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

BEFORE ME, the undersigned authority, on this day personally appeared                                          known by me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

SUBSCRIBED AND SWORN TO before me on                                              , 2020.

(SEAL)

Notary Public in and for
The State of Texas

Printed Name of Notary

My Commission Expires: